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                                                                   Exhibit 10.10

          JAMES J. DIDION
                           EMPLOYMENT AGREEMENT


            This employment agreement ("Agreement") is made effective as of June 1, 1997, by and between CB Commercial, Inc. (the "Company") and James
          J. Didion ("Executive").

            In consideration of the mutual promises and agreements set forth herein, the Company and Executive agree as follows:

          1.  TERM
              ----

            1.1  The term of this Agreement ("Term") shall commence on June 1,
               1997 and shall terminate on December 31, 2000 unless the Company and executive expressly agree in writing to extend the Term beyond December 31, 2000.

          2.  POSITION AND TITLE
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            2.1  The Company hereby employs Executive as its Chairman of the
               Board and Chief Executive Officer, and Executive hereby accepts such employment.
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            2.2  Executive shall devote substantially all of his efforts on a full-time basis to the business and affairs of the Company and to its subsidiaries and affiliates. Executive shall not engage in any business or perform any services in any capacity whatsoever that is competitive with the Company.

            2.3  Executive shall at al times faithfully, industriously, and to the best of his ability, experience, and talents, perform all of the duties of the office of Chairman of the Board and Chief Executive Officer of the Company.

            2.4  As Chairman of the Board and Chief Executive Officer, Executive
               shall be responsible to the Board of Directors of the Company for all actions and activities of the Company.

          3.  BASE SALARY
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            3.1  Executive's annual base salary shall be $500,000 effective
               January 1, 1997 and payable in equal monthly installments. The cumulative difference between the amount of salary earned by Executive for the period January 1, 1997 through May 31, 1997 and the amount Executive
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               would have earned had Executive's annual base salary been
               $500,000 during this period shall be paid to Executive in a lump sum, without interest, no later than June 15, 1997.

            3.2  Executive's annual base salary shall be reviewed each January during the Term by the Compensation Committee of the Board of Directors (the "Committee"). Such annual base salary may be increased at the discretion of the Committee based on merit, changes in the competitive market, or other considerations as the Committee shall deem appropriate.

          4.  ANNUAL INCENTIVE BONUS
              ----------------------

            4.1  During the Term, Executive shall be eligible for an annual cash incentive bonus beginning with the 1997 calendar year.

            4.2  Such annual incentive bonus shall be based on the Company's performance against an EBITDA target mutually agreed to by Executive and the Committee. The EBITDA calculation for bonus determination hall include EBITDA related to acquisitions, but shall exclude "one-time" charges and costs associated with acquisitions. The EBITDA target for 1997
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               shall be $68.1 million.

            4.3  The relationship between Executive's annual incentive bonus opportunity and the Company EBITDA target shall be according to the following table.

                     Actual EBITDA             Bonus As A
                  As A Percent of Target    Percent of Base Salary*
                  ----------------------    -----------------------

                         Below 90%                    0%
                           90%                       25%
                           100%                      75%
                           110%                     100%
                           120%                     125%
                           130%                     150%
                       140% and Above               200%

               *For performance between discrete points, bonus opportunity shall be interpreted linearly.

            4.4  The annual incentive bonus determined in accordance with the table in Paragraph 4.3 hereinabove may be reduced by a maximum of 25% by the
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               Committee if, in the discretion of the Committee, Executive has failed to satisfactorily achieve other important strategic or personal objectives previously established for Executive by the Board of Directors. Such objectives must be reasonable and must be set forth in writing by March 31 of the year in which performance is being measured.

            4.5  The annual incentive bonus earned by Executive shall be payable no later than March 31 of the year following the calendar year in which the bonus is earned.

          5.  STOCK OPTIONS
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            5.1  On May 23, 1997, the Company shall cause Executive to be granted stock option for 200,000 shares of the Company's common stock.

            5.2  Such stock options shall (i) be granted pursuant to the
               Company's 1991 Service Providers Stock Option Plan, (ii) be granted at the closing price of the Company's common stock on the date of grant (such price being $21.25 per share), (iii) be in the form of non-qualified stock
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               options with a term of 10 years from the date of grant, and (iv)
               vest in 31 equal monthly installments, with the first installment vesting on June 30, 1997 and subsequent installments vesting on the last day of each subsequent month through December 31, 1999.

            5.3  Executive acknowledges that the 200,000 stock options granted in accordance with Paragraphs 5.1 and 5.2 hereinabove shall represent the only stock option grants to which Executive is entitled during the Term. Notwithstanding the foregoing, additional stock options may be granted to Executive from time to time during the Term at the sole discretion of, and by, the Board of Directors of the Company.

          6.  EMPLOYEE BENEFITS AND PERQUISITES
              ---------------------------------

            6.1  Executive shall have the right to participate in all medical, life, disability, savings and retirement, and other benefits programs and perquisites offered to other executive officers of the Company, so long as such benefits programs and perquisites are continued by the Company. Among these benefits and perquisites is an automobile allowance of $1,000 per month pursuant to the Company's current policy.

          7.  TERMINATION OF EMPLOYMENT
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            7.1  During the Term, the Board of Directors of the Company may
               terminate Executive's employment herein at any time for "Cause". For purposes of this Agreement, "Cause" shall be defined as any of the following events: (i) willful and habitual neglect by Executive of his duties under this Agreement except for reason of disability or incapacity, (ii) willful failure by Executive to follow a direct order of the Board of Directors of the Company except in such case where, in the sound business judgment of Executive, following such order would be harmful to the Company,
               (iii) conduct or action by Executive which, in he opinion of the majority of the members of the Board of Directors, is materially injurious to the Company, and (iv) conviction of Executive of any felony.

            7.2  In the event that the Company terminates Executive's employment during the Term for any reason other than for Cause as defined in Paragraph 7.1 hereinabove or as a result of Executive's death or disability, such action hall be considered a Termination Without Cause. In addition,
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               any reduction in Executive's title, responsibilities, salary, bonus opportunity, benefits and perquisites, or movement of Executive's primary place of business by more than 50 miles from its present location during the Term without Executive's written consent also shall be deemed to be a Termination Without Cause.

            7.3  In the event that a Termination Without Cause occurs, then:

               (a) the Company shall pay Executive a lump sum severance amount within thirty (30) days following termination equal to two (2) times the sum of (i) Executive's annual base salary in effect as of the date of termination, and (ii) the higher of 75% of Executive's annual base salary in effect as of the date of termination and the annual bonus Executive would have received during the year of termination if the Company has achieved 100% of its EBITDA target and no discretionary reduction in such bonus amount was applied by the Board of Directors;

               (b) all unvested stock options and unvested "Equity Incentive
                  Plan" shares previously granted to Executive shall automatically vest in full;

               (c) the Company shall provide Executive with substantially the same
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                  level of medical and disability benefits in effect for
                  Executive as of the date of Executive's termination, with Executive remaining obligated to continue to pay employee contributions towards such coverage at the same level as in effect as of the date of Executive's termination until the earlier of (i) the second anniversary of the date of Executive's termination, and (ii) the date Executive becomes employed by another party.

               Executive shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of Paragraph 7.3 hereinabove.

            7.4  In the event that Executive should die or become disabled or incapacitated for an uninterrupted period in excess of six (6) months during the Term, then (i) all unvested stock options and unvested "Equity Incentive Plan" shares previously granted to Executive shall automatically vest in full, and (ii) Executive (or Executive's
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               beneficiaries in he event of death) shall be entitled to a prorated annual incentive bonus payment based on the amount Executive would have received had he remained employed for the full calendar year and no discretionary reduction as applied to Executive's bonus as determined by the Company's EBITDA performance in accordance with Paragraph 4.3 hereinabove. Proration of the annual incentive bonus shall be based on the number of full weeks of Executive's employment with the Company during the year divided by 52.

            7.5  In the event that Executive should voluntarily resign or is terminated for Cause by the Company during the Term, Executive shall not be entitled to any of the severance benefits described in Paragraph 7.3, including the accelerated vesting of any stock option grants.

        8.  CHANGE OF CONTROL
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            8.1  In the event of a Change of Control at any time during the Term of this Agreement, then:

               (a) all unvested stock options and unvested "Equity Incentive
                  Plan" shares previously granted to Executive shall vest in full upon the Change of Control;
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               (b) in the event that a Termination Without Cause occurs within a period of twelve (12) months following the date of the Change of Control, Executive shall be entitled to the termination benefits described in Paragraphs 7.3(a) and 7.3(c) hereinabove; provided that the lump sum severance amount paid to Executive under this Paragraph 8.1(b) which is calculated based on Paragraph 7.3(a) hereinabove shall (i) be reduced to equal the present value, determined in accordance with IRC 280G(d)(4), of the lump sum severance amount which otherwise would be payable under Paragraph 7.3(a), and (ii) shall be reduced to offset compensation and other earned income earned by Executive in the manner provided for in Paragraphs 8.1(c) and 8.1(d) below;

               (c) the amount of the lump sum severance amount payable to
                  Executive under Paragraph 8.1(b) which is calculated based on Paragraph 7.3(a) shall be reduced by one hundred percent (100%) of any compensation and other earned income (within the meaning of Section 911(d)(2)(A) of the Internal Revenue Code ("IRC") which is earned by Executive for services rendered to persons or entities
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                  other than the Company or its affiliates for two years
                  following he date of termination. Medical disability benefits shall be offset as provided for in Paragraph 7.3(c);

               (d) by December 31 of each year, Executive shall account to the
                  Company with respect to all compensation and other earned income earned by Executive which is required hereunder to be offset against the lump sum severance amount received by Executive from the Company under Paragraph 8.1(b), which is calculated based on Paragraph 7.3(a). If the Company has paid a lump sum severance amount in excess of the amount to which Executive is entitled (after giving effect to the offsets provided for above), Executive shall reimburse the Company for such excess by December 31 of such year. The requirements imposed under this Paragraph 8.1(d) shall terminate two years following the date of Executive's termination.

            8.2  Notwithstanding any other provisions in this Agreement or any other agreement, plan or arrangement, if any payment or benefit received or to be received by Executive, whether under the terms of this Agreement, or any other agreement, plan or arrangement with the Company, or any other plan, arrangement or agreement with any person whose actions result in a Change of Control, or any person affiliated with the Company (all such payments and benefits being hereinafter referred to
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               as "Total Payments") would be subject, in whole or in part, to taxes imposed by IRC Section 4999, when the portion of the Total Payments payable under this Agreement shall be reduced to the extent necessary so that no portion of the Total Payments shall be subject to the parachute excise tax imposed by Section 4999 (after taking into account any reduction in the Total Payments provided by reason of IRC Section 280G in any other plan, arrangement or agreement).

            8.3  As used herein, the term "Change of Control" means either (i)
               the dissolution or liquidation of the Company; (ii) a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation; (iii) approval by the stockholders of the Company of any sale, lease, exchange or other transfer (in one or a series of transactions) of all or substantially all of the assets of the Company; (iv) approval by the stockholders of the Company of any merger or consolidation of the Company in which the holders of voting stock of the Company immediately before the merger or consolidation will not own fifty percent (50%) or more of the outstanding voting
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               shares of the continuing or surviving corporation immediately after such merger or consolidation; or (v) a change of 50% or more (rounded to the next whole person) in the membership of the Board of Directors of the Company within a 12-month period, unless the election or nomination or election by stockholders of each new director within such period was approved by the vote of at least 75% (rounded to the next whole person) of the directors then still in office who were in office at the beginning of the 12-month period.

        9.  COVENANTS
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            9.1  Executive agrees that any and all confidential knowledge or information, including but not limited to customer lists, books, records, data, formulae, specifications, inventions, processes and methods, developments, and improvements, which has or have been or may be obtained or learned by Executive in the course of his employment with the Company, will be held confidential by Executive and that Executive will not disclose the same to any person outside the Company either during his employment with the Company or after his employment with the Company has terminated.

            9.2  Executive agrees that upon termination of his employment with the
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               Company, he will immediately surrender and turn over to the
               Company all customer lists, books, records, forms, specifications, formulae, data, and all papers and writings relating to the business of the Company and all other property belonging to the Company, it being understood and agreed that the same are the sole property of the Company and that Executive will not make or retain any copies thereof.

            9.3  Executive agrees that al inventions, developments or
               improvements which he make, conceive, invent, discover or otherwise acquire during his employment with the Company in the scope of his responsibilities or otherwise shall become the sole property of the Company.

        10. MISCELLANEOUS
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            10.1 All terms and conditions of this Agreement are set forth herein, and there are no warranties, agreements or understandings, express or implied, except those expressly set forth herein.

            10.2 Any modification of this Agreement shall be binding only if evidenced
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               in writing signed by both parties hereto.

            10.3 In any action at law or in equity or enforce any of the provisions or rights under this Agreement, the unsuccessful party to such legislation, as determined by the Court in a final judgment or decree, shall pay the successful party or parties all costs, expenses and reasonable attorneys' fees incurred therein by such party or parties (including without limitation such costs, expenses and fees on any appeals), and if such successful party or parties shall recover judgment in any such action or proceeding, such costs, expenses, and attorneys' fees shall be included as part of such judgment. Notwithstanding the foregoing provision, in no event shall the successful party or parties be entitled to recover an amount from the unsuccessful party or parties for costs, expenses and attorneys' fees that exceeds the costs, expenses and attorneys' fees of the unsuccessful party or parties in connection with the action or proceeding.

            10.4 Any notice or other communication required or permitted to be given hereunder shall be deemed properly given if personally delivered or deposited in the United States mail, registered or certified and postage prepaid, addressed to the Company at 533 South Fremont Avenue, Los Angeles, CA 90071-1798, or to Executive at P.O. Box 1441, Pebble
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               Beach, CA 93953, or at such other addresses as may from time to time be designated in writing by the respective parties.

            10.5 The laws of the State of California shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties involved.

            10.6 In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the same shall not affect any of the other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.

            10.7 This Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of the Company, and the personal representatives, heirs and legatees of Executive.

          IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the
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              date first above written.

             CB COMMERCIAL, INC.



             By /s/ Peter Ueberroth
                ------------------------------
                Peter Ueberroth
                Chairman of the Compensation
                 Committee of the Board of
                 Directors



           EXECUTIVE


            /s/ James J. Didion
          -----------------------------------
              James J. Didion
          Chairman & Chief Executive Officer